EXHIBIT 99.1

News Release

October 30, 2009
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Third Quarter Earnings For 2009

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported third quarter net income of $409,000 in 2009 compared to $612,000 in the same period last year. Earnings per share for the third quarter of 2009 were $.13 compared to $.18 in the third quarter of 2008. Net income for the first nine months of 2009 was $1,455,000, compared to $2,094,000 in the first nine months of 2008. Earnings per share for the first three quarters of 2009 were $.45, compared to $.64 in the same period last year.

The decrease in net income in the third quarter and first nine months of 2009 compared to the same periods in 2008 was due to an increase in the provision for loan losses and higher noninterest expense, partially offset by growth in net interest income and noninterest income.

Net interest income was $100,000 higher in the third quarter of 2009 and $589,000 higher in the first nine months of 2009 than the same periods in 2008. ChoiceOne's net interest income spread was 49 basis points higher in the first nine months of 2009 than in the first nine months of 2008. This was caused by rate reductions in funding costs that were larger than rate reductions on earning assets and growth in lower cost funding. The growth in lower cost funding was part of management's strategy to increase net interest margin. Average earning assets were $15.1 million lower in the first three quarters of 2009 than in the same period in 2008. The average balance of loans declined $6.5 million during the first nine months of 2009 as compared to the same period in 2008 with the primary cause being limited loan demand due to the uncertain economy. During the same periods, the average balance of securities was $8.3 million lower as a result of maturities and calls of securities that were not replaced due to the low interest rate environment.

The provision for loan losses was $1,225,000 in the third quarter of 2009 and $3,175,000 in the first nine months of 2009, compared to $750,000 and $1,750,000, respectively, in the same periods in the prior year. The higher provision was caused by higher net charge-offs in 2009 than in 2008 and management's continued concern with the Michigan economy. Net charge-offs in the first nine months of 2009 were $2,672,000, compared to $1,265,000 in the same period in 2008. ChoiceOne's allowance for loan losses as a percentage of total loans was 1.28% as of September 30, 2009, compared to 1.21% as of June 30, 2009 and 1.10% as of December 31, 2008. Total nonperforming loans were $9.6 million as of September 30, 2009, compared to $8.5 million as of June 30, 2009 and $9.2 million as of December 31, 2008. The balance of other real estate owned was $4.2 million as of September 30, 2009, compared to $4.2 million as of June 30, 2009 and $3.7 million as of December 31, 2008. Approximately $1.1 million was transferred out of other real estate in early October 2009.

Noninterest income was $228,000 higher in the third quarter and $511,000 higher in the first nine months of 2009 than the same periods in 2008. Gains on sales of loans were up $44,000 in the third quarter and $325,000 in the first three quarters of 2009 compared to the same periods in the prior year. The growth in gains on sales of loans was caused by refinancing activity that occurred as a result of low interest rates for fixed rate mortgage loans through July 2009. Gains on sales of securities were $125,000 higher in the first nine months of 2009 than the same period in 2008. Approximately $91,000 of the gains on sales of securities resulted from the sale of mortgage-backed securities and preferred stock as ChoiceOne lessened its exposure in these investment categories. Deposit service charges were down $138,000 in the first three quarters of 2009 compared to the same period in 2008 as overdraft fee income was lower in 2009 than in the prior year.

Noninterest expense was $165,000 higher in the third quarter and $663,000 higher in the first nine months of 2009 than in the same periods in 2008. The increase was due to higher FDIC insurance expense, other real estate and loan collection related expenses, and data processing expense in 2009 compared to 2008. FDIC insurance expense was up $429,000 in the first three quarters of 2009 due to a special assessment levied in the second quarter of 2009 of $204,000 and a doubling of assessment rates in 2009 compared to 2008. Expenses related to the cost of carrying other real estate properties and loan collection expenses were $386,000 higher in the first nine months of 2009 than during the same period in 2008 as a result of the continued challenges faced by the Michigan economy. Excluding the effect of the higher FDIC insurance expense and loan-related costs, total noninterest expense would have been $152,000 lower in the first three quarters of 2009 compared to the same period in 2008. Data processing expense was $170,000 higher in the first nine months of 2009 due to increased volumes. Salaries and benefits expense was down $155,000 in the first three quarters of 2009 compared to the same period in 2008.

Total assets grew by $12.0 million in the third quarter of 2009 and decreased $3.9 million in the twelve months ended September 30, 2009. The increase in the third quarter of 2009 was due to a $5.2 million higher balance in federal funds sold, as well as $3.5 million growth in loans and $3.7 million growth in securities. Commercial and commercial real estate loans increased $5.0 million, while residential mortgage loans declined $1.3 million. Total deposits grew $22.3 million in the third quarter of 2009 and have grown $23.0 million in the twelve months ended Septermber 30, 2009. Checking, savings, and money market accounts grew $17.8 million in the third quarter of 2009 while local certificates of deposit increased $4.5 million.

James Bosserd, President and Chief Executive Officer, stated "The expansion in our net interest spread caused by a deposit mix change and repricing of deposits has offset some of our provision for loan losses in 2009. Although we were affected by the increased provision for loan losses, higher FDIC insurance expense, and higher costs of carrying other real estate properties and loan collection expenses in 2009 compared to 2008, we controlled other expenses and were very pleased to show positive earnings for the first three quarters of 2009. We are pleased with the pre-provision earnings of the bank, but we are still feeling the effect of Michigan's high unemployment rate in our loan losses."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In thousands)	9/30/2009	12/31/2008	9/30/2008
Loans	$316,666	$322,693	$322,290
Securities	80,085	81,941	83,970
Other Assets	60,563	58,917	54,968

Total Assets	$457,314	$463,551	$461,228

Deposits	$359,081	$346,998	$337,691
Borrowings	39,468	58,743	63,960
Other Liabilities	4,973	5,625	6,274

Total Liabilities	403,522	411,366	407,925

Shareholders' Equity	53,792	52,185	53,303

Total Liabilities and Shareholders' Equity	$457,314	$463,551	$461,228

Condensed Statements of Income
(Unaudited)
	Quarter Ended		Nine Months Ended
(In thousands, except per share data)	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Interest Income	$5,794	$6,598	$17,523	$20,110
Interest Expense	1,710	2,614	5,523	8,699

Net Interest Income	4,084	3,984	12,000	11,411

Provision for Loan Losses	1,225	750	3,175	1,750
Noninterest Income	1,332	1,104	4,197	3,686
Noninterest Expense	3,809	3,644	11,553	10,890
Income Taxes/(Benefit)	(27)	82	14	363

Net Income	$409	$612	$1,455	$2,094

Basic Earnings Per Share	$.13	$.18	$.45	$.64
Diluted Earnings Per Share	$.13	$.18	$.45	$.64

Performance Ratios
Return on Average Assets (Annualized)			0.43%	0.60%
Return on Average Equity (Annualized)			3.65%	5.20%
Net Interest Margin (Tax Equivalent)			3.91%	3.42%
Efficiency Ratio			71.3%	72.1%
Net Loan Charge-offs			$2,672	$1,265
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			1.12%	0.52%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses and the fair value of investment securities involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.